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                                                                     EXHIBIT 2.7


                              CERTIFICATE OF MERGER
                                       OF
                           SOLSOURCE ACQUISITION CORP.
                                      INTO
                            SOLSOURCE COMPUTERS, INC.


      Solsource Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation Law ("GCL") of the State of Delaware,


      DOES HEREBY CERTIFY:


      FIRST:      That the name and state of incorporation of each of the
constituent corporations of the merger is as follows:


                   NAME                           STATE OF INCORPORATION
      Solsource Acquisition Corp.                        Delaware
      Solsource Computers, Inc.                         California

      SECOND:     That an Agreement and Plan of Merger (the "Agreement") between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252 of the GCL of the State of Delaware.


      THIRD:      That the surviving corporation of the merger is Solsource
Computers, Inc.

      FOURTH:     That the certificate of incorporation of Solsource Computers
Inc. a California corporation, the surviving corporation, shall be the Certificate of Incorporation of the surviving corporation.

      FIFTH:      That the executed Agreement is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is 2075 Corte del Nogal, Suite D, Carlsbad, California, 92009.


      SIXTH:      That a copy of the Agreement will be furnished by the
surviving corporation, on request and without cost to any stockholder of any constituent corporation.

      SEVENTH:    That Solsource Computers, Inc. survives the merger and may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any constituent Delaware corporation as well as for enforcement of any obligation of the surviving corporation arising from the merger, including any suit or other proceeding to enforce the right of any stockholder as determined in appraisal proceedings pursuant to the provisions of
Section 262 of the GCL of Delaware, and it does hereby irrevocably appoint the Secretary of State of Delaware as its agent to accept service of process in any such suit or other proceeding. The address to which a copy of such process
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shall be mailed by the Secretary of State of Delaware is 2075 Corte del Nogal,
Suite D, Carlsbad, California, 92009 until the surviving corporation shall have hereafter designated in writing to the said Secretary of State a different address for such purpose.

      EIGHTH:     The merger shall become effective upon the filing of
this Certificate of Merger with the State of Delaware.


      IN WITNESS WHEREOF, the parties have caused the Certificate to be signed by Jack Leadbeater, President of Solsource Acquisition Corp. and Daniel J. Vahalla, President of Solsource Computers, Inc. this ______ day of March, 1998.


                                 SOLSOURCE ACQUISITION CORP.


                                 By:  _________________________________
                                      Jack Leadbeater, President


                                 SOLSOURCE COMPUTERS, INC.


                                 By:  _________________________________
                                      Daniel J. Vahalla, President


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